Exhibit 99.1
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS THIRD QUARTER RESULTS
Sales $31.9 million
Net income $1.4 million
PHOENIX, AZ — (January 24, 2008) — Cavco Industries, Inc. (NASDAQ: CVCO) today announced financial results for the third quarter and first nine months of fiscal 2008 ended December 31, 2007.
     Net sales for the third quarter totaled $31,909,000, down 16% from $38,189,000 for the third quarter of fiscal year 2007.
     Net income for the third quarter of $1,365,000 was 39% below the $2,239,000 reported in the same quarter one year ago. Net income per share based on basic and diluted weighted average shares outstanding was $0.21 and $0.20, respectively, versus $0.35 and $0.34, respectively last year.
     For the first nine months of fiscal 2008, net sales decreased 20% to $107,710,000 from $135,302,000 for the comparable prior year period, and net income declined 49% to $5,009,000 from $9,790,000 last year. For the first nine months of fiscal 2008, net income per share based on basic and diluted weighted average shares outstanding was $0.78 and $0.75, respectively, versus $1.54 and $1.48, respectively for the year-earlier period.
     Commenting on the results, Joseph Stegmayer, Chairman, President and Chief Executive Officer, said, “The third quarter presented a myriad of challenges. Industry wide sales of new homes remained very weak, sales of existing homes were slow and the mortgage markets were unstable. Considering the difficult environment we are pleased that the company maintained its profitable performance.”
     Mr. Stegmayer concluded, “It is unclear how the housing market will perform in the months ahead. We plan to do whatever it takes from a product offering, marketing, and operating efficiency standpoint to achieve our objective of positive results during these uncertain times for the housing industry and the general economy.”
     Cavco’s senior management will hold a conference call to review these results tomorrow, January 25, 2008, at 11:00 AM (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at www.cavco.com under the Investor Relations link, or the web site www.earnings.com. An archive of the webcast and presentation will be available for 90 days at these website addresses.
     Cavco Industries, Inc., headquartered in Phoenix, is the largest producer of manufactured homes in Arizona, based on wholesale shipments. The Company is also a leading producer of park model homes and vacation cabins in the United States.

     Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to, adverse industry conditions, general economic conditions, a write-off of all or part of our goodwill could adversely affect operating results and net worth, the cyclical and seasonal nature of our business, limitations on our ability to raise capital, curtailment of available financing in the manufactured housing industry, our contingent repurchase obligations related to wholesale financing, competition, our ability to maintain relationships with retailers, labor shortages, pricing and availability of raw materials and unfavorable zoning ordinances, together with all of the other risks described in our filings with the Securities and Exchange Commission. Readers are specifically referred to the Risk Factors described in Item 1A of the 2007 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place any reliance on any such forward-looking statements.
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CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	March 31,
	2007	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$69,591	$12,976
Short-term investments	—	50,900
Restricted cash	230	339
Accounts receivable	8,897	8,107
Inventories	13,349	13,464
Prepaid expenses and other current assets	2,313	2,273
Deferred income taxes	3,970	3,930

Total current assets	98,350	91,989

Property, plant and equipment, at cost:
Land	6,050	6,050
Buildings and improvements	7,254	7,029
Machinery and equipment	7,941	7,617

	21,245	20,696
Accumulated depreciation	(8,413)	(7,894)

	12,832	12,802

Goodwill	67,346	67,346

Total assets	$178,528	$172,137

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,936	$2,868
Accrued liabilities	17,506	18,417

Total current liabilities	19,442	21,285

Deferred income taxes	14,300	12,760

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common Stock, $.01 par value; 20,000,000 shares authorized; Outstanding 6,452,415 and 6,382,980 shares, respectively	64	64
Additional paid-in capital	124,553	122,868
Retained earnings	20,169	15,160

Total stockholders’ equity	144,786	138,092

Total liabilities and stockholders’ equity	$178,528	$172,137

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CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales	$31,909	$38,189	$107,710	$135,302
Cost of sales	27,321	31,871	92,134	110,316

Gross profit	4,588	6,318	15,576	24,986
Selling, general and administrative expenses	3,323	3,765	10,452	11,904

Income from operations	1,265	2,553	5,124	13,082
Interest income	683	589	2,072	1,782

Income from continuing operations before income taxes	1,948	3,142	7,196	14,864
Income tax expense	583	1,037	2,187	5,208

Income from continuing operations	1,365	2,105	5,009	9,656
Income from discontinued retail operations net of income taxes of $0 and $66	—	134	—	134

Net income	$1,365	$2,239	$5,009	$9,790

Net income per share (basic):
Continuing operations	$0.21	$0.33	$0.78	$1.52
Discontinued retail operations	$—	$0.02	$—	$0.02

Net income	$0.21	$0.35	$0.78	$1.54

Net income per share (diluted):
Continuing operations	$0.20	$0.32	$0.75	$1.46
Discontinued retail operations	$—	$0.02	$—	$0.02

Net income	$0.20	$0.34	$0.75	$1.48

Weighted average shares outstanding:
Basic	6,433,419	6,361,869	6,419,189	6,358,889

Diluted	6,677,167	6,615,263	6,664,458	6,625,725

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CAVCO INDUSTRIES, INC.
Other Operating Data — Continuing Operations
(Dollars in thousands, except average sales price amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net sales
Manufacturing	$30,054	$35,814	$101,422	$128,758
Retail	3,077	4,078	10,101	11,874
Less: Intercompany	(1,222)	(1,703)	(3,813)	(5,330)

Net sales	$31,909	$38,189	$107,710	$135,302

Floor shipments — manufacturing	1,132	1,353	3,788	4,703

Average sales price per floor — manufacturing	$26,549	$26,470	$26,775	$27,378

Home shipments — manufacturing	746	898	2,425	2,866

Average sales price per home — manufacturing	$40,287	$39,882	$41,824	$44,926

Home shipments — retail	35	39	131	115

Capital expenditures	$114	$97	$615	$811

Depreciation	$198	$147	$585	$519

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